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                                                                    EXHIBIT 99.1

                                                                            NEWS

Contact:      Geoffrey G. Meyers, Chief Financial Officer
              HCR ManorCare
              (419) 252-5545
              Internet:  gmeyers@hcra.com

              Thomas Komula, Chief Financial Officer
              Alternative Living Services
              (414) 641-7431



                  HCR MANORCARE AND ALTERNATIVE LIVING SERVICES

                           ANNOUNCE STRATEGIC ALLIANCE

      INCLUDES ALI'S PURCHASE OF $200 MILLION OF ASSISTED LIVING RESIDENCES

TOLEDO, OHIO AND BROOKFIELD, WISCONSIN, JANUARY 4, 1999 - HCR ManorCare, Inc. (NYSE: HCR) and Alternative Living Services, Inc. (ASE: ALI) announced today the formation of a strategic alliance between the two companies which includes the sale of 29 HCR assisted living and Alzheimers residences to ALI for approximately $200 million in cash. The strategic alliance also includes a joint venture to develop and construct up to $500 million of Alzheimer's/dementia and assisted living residences in HCR core markets and various cross-licensing and consulting services with respect to assisted living and Alzheimer's residences.

ALI will acquire from HCR a portfolio of 29 Alzheimer's/dementia care and assisted living residences, including Arden Court(R) and Springhouse(R) residences, with a capacity for 2,611 residents located throughout 12 states. Of these, 8 residences, with a capacity for 626 residents, are under construction and are expected to open during 1999. Consummation of the acquisition is subject to regulatory and other customary conditions and is expected to occur throughout the first and second quarter of 1999.

Additionally, HCR and ALI have agreed to establish and capitalize a joint venture to develop and construct during the next three to five years up to $500 million of ALI-branded Alzheimer's/dementia care and assisted living residences in HCR core markets. Both HCR and ALI will provide development services to the joint venture, with ALI managing the residences.

Finally, HCR ManorCare and ALI have agreed in principle that the companies will enter into a licensing arrangement involving HCR ManorCare's use of ALI's Clare Bridge(R) service mark, the sharing of best practices, and joint marketing activities. In addition, a newly formed company will be established to provide a variety of ancillary services to ALI's resident population, including rehabilitation therapy and hospice care.

Paul Ormond, President and Chief Executive Officer of HCR ManorCare said, "We are delighted to be teaming up with ALI, which we believe is the assisted living industry leader. This series of transactions with ALI provides a number of important benefits to HCR ManorCare. First, it continues our focus on


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HCR's core competencies, in markets where we have a strategic concentration of facilities, by the sale of 29 residences that are either outside our core markets or non-specialized. Second, the strategic alliance with ALI increases HCR's participation in the private pay opportunities in and around our nearly 300 long-term care centers. And third, financially, the transaction will provide us almost $200 million in cash."

William Lasky, Chief Executive Officer and President of ALI said, "The formation of this strategic alliance represents a significant milestone for the assisted living industry. ALI is proud to join forces with HCR, the premier provider in the long-term care field. In addition to the acquisition of the 29 HCR
ManorCare residences, ALI will greatly expand its brand recognition through its long-term management arrangements within the joint venture development agreement and has teamed up with an experienced industry provider of ancillary services. This alliance establishes a new network from which to deliver care and services to the nation's elderly."

HCR ManorCare has approximately 55,000 employees providing high quality care through a network of long term care centers, assisted living facilities, outpatient rehabilitation clinics, home health care offices, and management services for professional organizations. HCR shares are traded on the New York Stock Exchange under the ticker symbol ("HCR").

ALI operates and manages 350 assisted living residences with a resident capacity of 15,003. ALI offers supportive and health care services to the frail elderly and is the nation's largest operator of freestanding Alzheimer's/dementia care residences. Currently operating in 25 states, ALI has residences under construction and development in many of its existing markets as well as in eight additional states. ALI's common stock is traded on the American Stock Exchange under the symbol ("ALI").

Statements contained in this press release, which are not historical facts, may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of either Company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by both Companies with the Securities and Exchange Commission and include changes in the healthcare industry because of political and economic influences, changes in regulations governing the industry and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.